UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2008

RAPTOR PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50720	98-0379351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 7, 2008 Raptor Pharmaceuticals Corp.’s (the “Company”) wholly-owned subsidiary, Bennu Pharmaceuticals Inc. (“Bennu”), entered into a contract (the “Contract”) with Patheon Pharmaceuticals Inc. (“Patheon”) pursuant to which Patheon will provide a number of pharmaceutical development services (the “Services”), including, without limitation, analytical method development, microbiology validation, a protocol and report for pre-formulation, formulation development, manufacturing, and certain project support services, with respect to the formulation development of two strengths of Bennu’s proprietary oral formulation of 4-methylpyrazole (“4-MP”). 4-MP is intended to be used for the treatment of the symptoms of ALDH2 deficiency (an inherited disorder of the body’s ability to breakdown ethanol, commonly referred to as alcohol intolerance) in people who consume alcoholic beverages.

The current budget for the Contract is estimated to be between approximately $614,000 and $673,000. All intellectual property generated or derived by Patheon in the course of performing the Services, to the extent it is specific to the development, manufacture, use and/or sale of 4-MP, will be the exclusive property of Bennu. The Contract is terminable by Bennu at any time for any business reason. Apart from the Contract, Patheon has no material relationship with Bennu or the Company. The foregoing description of the Contract does not purport to be complete and is qualified in its entirety by reference to the Contract which will be filed as an exhibit to the Company’s 10-QSB for the period ending February 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICALS CORP.
By: /s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary Date: January 29, 2008